Exhibit 99.2

FOR IMMEDIATE RELEASE
Investor Contact:
Soohwan Kim, CFA
(858) 503-3368
ir@maxwell.com

Maxwell Announces Proposed Offering of $50 Million Convertible Senior Notes Due 2022

SAN DIEGO - September 19, 2017 - Maxwell Technologies, Inc. (NASDAQ: MXWL) (“Maxwell”), a leading developer and manufacturer of capacitor energy storage and power delivery solutions, today announced its intention to offer, subject to market and other conditions, $50.0 million aggregate principal amount of convertible senior notes due 2022 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Maxwell also expects to grant the initial purchaser of the notes an option to purchase up to an additional $7.5 million aggregate principal amount of notes.

The notes will be senior unsecured obligations of Maxwell and will accrue interest payable semiannually in arrears. Prior to the close of business on the business day immediately preceding June 15, 2022, the notes will be convertible upon the satisfaction of certain conditions and during certain periods into cash, shares of Maxwell’s common stock, or a combination of cash and shares of Maxwell’s common stock, at Maxwell’s election. Thereafter until close of business on the business day immediately preceding maturity, the notes will be convertible at the option of the holders at any time regardless of these conditions. The notes will not be redeemable at Maxwell’s option prior to September 20, 2020. On or after September 20, 2020, all or any portion of the notes will be redeemable at Maxwell’s option at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding the redemption date, if the last reported sale price of Maxwell’s common stock for at least 20 trading days in any 30 consecutive trading day period has been at least 130% of the conversion price then in effect for the notes. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of the pricing of the offering.

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Maxwell intends to use the net proceeds from the offering for general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses.

In connection with the offering and in advance of pricing the offering, Maxwell intends to terminate its Stock Purchase Agreement, dated April 10, 2017, with SDIC Fund Management Co., Ltd.

The offer and sale of the notes and the shares of Maxwell common stock, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or applicable state securities laws, and the notes and such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any shares of Maxwell common stock issuable upon conversion of the notes, nor shall there be any sale of the notes or such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Maxwell Technologies
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, visit www.maxwell.com.

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Forward-Looking Statements
In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Maxwell’s expectations regarding the completion, timing, terms and size of its proposed notes offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, whether Maxwell will offer the notes or be able to consummate the proposed offering at the anticipated size or on the anticipated terms, or at all, the satisfaction of closing conditions related to the proposed offering, the potential termination of the Stock Purchase Agreement with SDIC Fund Management Co., Ltd., as well as risks and uncertainties associated with Maxwell’s business and finances in general. For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Maxwell’s SEC filings, including, but not limited to, the annual report on Form 10-K and quarterly reports on Form 10-Q. Forward-looking statements speak only as of the date the statements are made and are based on information available to Maxwell at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Maxwell undertakes no duty to update any forward-looking statement to reflect actual results or changes in Maxwell's expectations.

Investor Contact: Soohwan Kim, CFA, The Blueshirt Group, +1 (858) 503-3368, ir@maxwell.com

Media Contact: Sylvie Tse, Metis Communications, +1 (617) 236-0500, maxwell@metiscomm.com